EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH
By
FMG Acquisition Corp.
Up to 3,320,762 Shares of Its Common Stock
At a Purchase Price of $8.05 per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 29, 2008 UNLESS THE OFFER IS EXTENDED.

FMG Acquisition Corp. (“FMG,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 3,320,762 shares of its common stock, par value $0.0001 per share (the “shares”), at a purchase price of $8.05 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $26,732,134, upon the terms and subject to certain conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Because of proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at the Purchase Price if more than the number of shares we are seeking in the Offer are properly tendered.

Only shares properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Our intent is to purchase up to 3,320,762 of our shares pursuant to the Offer. However, the maximum number of shares we may purchase in this Offer will be reduced on a one-for-one basis by the number of shares owned by our stockholders that are voted against our proposed merger with United Insurance Holdings, L.C. (the “Merger”) and who have properly exercised their conversion rights. In addition, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

In connection with the Merger, we have entered into a private placement with certain sophisticated investors to purchase our promissory notes (the “Private Placement”). We will fund the purchase of shares in the Offer with our cash resources, including the cash proceeds we expect to receive from the Private Placement and cash available to us upon consummation of the Merger. See Section 9. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Sections 5 and 7.

The shares are quoted and traded on the OTC Bulletin Board under the symbol “FMGQ.” On August 27, 2008, the last reported sale price of the shares was $7.60 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares pursuant to the Offer. See Section 8.

We also have outstanding warrants to acquire shares and units comprised of one share and one warrant to acquire a share. The warrants and units also are quoted and trade on the OTC Bulletin Board under the symbols “FMGQW” and “FMGQU,” respectively. This Offer is only open for shares of our common stock. You may tender shares that are included in units, but to do so you must separate such shares from the units prior to tendering such shares. See Section 3.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Each of our sponsor, officers, directors and our special advisor, has agreed not to tender any shares pursuant to the Offer. See Section 11.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the offer may be directed to MacKenzie Partners, Inc., our Information Agent for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase and the Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase.

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your shares for you;
•	if you hold certificates for shares registered in your own name, you must complete and sign the enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer;
•	if you are an institution participating in The Depository Trust Company, you must tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or
•	if you are the holder of units comprised of a warrant and a share of common stock of the Company and wish to tender shares included in such units, you must separate the shares from the units prior to tendering your shares pursuant to the Offer. You must instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so.

To tender shares pursuant to the Offer properly, other than shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

FMG ACQUISITION CORP.

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Who is offering to purchase shares?

•	FMG Acquisition Corp. (“FMG,” the “Company,” “we,” “us” or “our”) is offering to purchase the shares.

What is the background and purpose of the Offer?

•	FMG is a blank check company formed specifically as a vehicle to effect a merger, acquisition or similar business combination with one or more operating businesses in the insurance industry.
•	On April 2, 2008, FMG entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Insurance Holdings, L.C., (“United”) pursuant to which a subsidiary of FMG would merge with and into United, and the surviving entity would become a wholly-owned subsidiary of FMG (the “Merger”). To effectuate the Merger, FMG requires approval of its stockholders and also requires that the holders of less than 30% of the shares of common stock issued in its initial public offering (“IPO”) vote against the Merger and exercise their right to convert such shares into a pro rata portion of the funds held in a trust account into which a substantial portion of the net proceeds of the IPO was deposited (the “Conversion Right”).
•	During July and August 2008, FMG began to explore the possibility of a debt financing by a limited number of FMG stockholders and various sophisticated investors to finance a tender offer to repurchase FMG common stock from stockholders desiring liquidity. During this time, FMG also held discussions with United in order to revise the terms of the consideration to be paid in the Merger.
•	On August 15, 2008, FMG and United executed an amended and restated Merger Agreement. Also on August 15, 2008, FMG and various sophisticated investors entered into an agreement for the sale of promissory notes (the “Private Placement”) having a face value of $18,279,570 (the “Notes”) to these investors for: (1) cash consideration of $10,000,000 for Notes having a face value of $10,752,688 and (2) the exchange of 869,565 shares of its common stock currently held by certain sophisticated investors for Notes having a face value of $7,526,882 (the “Exchange Offer”). On August 18, FMG announced it would commence a tender offer for up to 3,320,762 shares of its common stock at $8.05 per share.

How many shares is FMG offering to purchase?

•	We are offering to purchase up to 3,320,762 shares that stockholders properly tender in the Offer or such lesser amount of shares as are properly tendered and not properly withdrawn. However, the maximum number of shares we may purchase in this Offer will be reduced on a one-for-one basis by the number of shares owned by our stockholders that are voted against the Merger and for which Conversion Rights are properly exercised. See Sections 1 and 2.
•	If more than the maximum number of shares are properly tendered, all shares tendered will be purchased on a pro rata basis. The Offer is not conditioned on any minimum number of shares being tendered by stockholders. See Section 1.
•	Our intent is to purchase up to 3,320,762 of our shares pursuant to the Offer. In addition, we expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Sections 1 and 14.

Are warrants to purchase shares included in the Offer?

•	No. The Offer is only for shares of our common stock. You may not tender warrants or units comprised of a share and a warrant. If you wish to tender shares included in units, you must first separate the shares from the units prior to tendering your shares pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

What will be the purchase price for the shares and what will be the form of payment?

•	The price for the Offer is $8.05 per share (the “Purchase Price”). All shares we purchase will be purchased at the Purchase Price. However, we expressly reserve the right, in our sole discretion, to increase the Purchase Price pursuant to the Offer, subject to applicable law. See Section 1.
•	If your shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in Section 1) but in no event prior to the consummation of the Merger. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See Sections 1 and 5.

How will FMG pay for the shares?

•	We will use the cash proceeds we expect to receive from the sale of the Notes in the Private Placement and cash in our IPO trust account that will become available to us upon consummation of the Merger to purchase shares tendered in the Offer. See Section 9. If necessary, we may use up to $5,500,000 of cash on hand from United following consummation of the Merger.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

•	We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation. If we extend the Offer, we will delay the acceptance of any shares that have been tendered pursuant to the Offer. We reserve the right to amend the Offer to increase the Purchase Price or increase the number of shares we offer to purchase. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

•	If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

How long do I have to tender my shares?

•	You may tender your shares pursuant to the Offer until the Offer expires. The Offer will expire on Monday, September 29, 2008, at 5:00 p.m., New York City time, unless we extend the Offer. See Sections 1 and 14.

How will the Offer affect the number of shares outstanding and the number of record holders of the Company?

•	As of August 27, 2008, we had 5,917,031 outstanding shares of common stock, of which 4,733,625 shares were issued in the IPO. In addition, we had outstanding warrants to acquire 5,983,625 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on the later of the consummation of the Merger or October 4, 2008. Accordingly, the up to 3,320,762 shares that we are offering to purchase pursuant to the Offer will represent approximately 70.2% of the shares issued in the IPO. If the Merger is approved, we will issue additional shares of common stock and warrants to United and will have a total of 13,797,466 outstanding shares of common stock (excluding shares issuable upon exercise of outstanding warrants and all shares as to which Conversion Rights were elected or which were subject to the Exchange Offer) and outstanding warrants to acquire 7,077,375 shares of our common stock as of the consummation of the Merger. If the Offer is fully subscribed, we will have approximately 10,476,704 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (excluding shares issuable upon exercise of outstanding warrants). See Section 2.
•	Each of our founding stockholders, officers, directors, sponsor and our special advisor has agreed not to tender any of their shares pursuant to the Offer.
•	To the extent any of our stockholders of record tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.
•	Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company to the extent shares are tendered and purchased pursuant to the Offer or converted in connection with the Merger. See Section 2.

Are there any conditions to the Offer?

•	Our obligation to purchase shares tendered depends upon the consummation of the Merger and the consummation of the Private Placement, including the Exchange Offer. In addition, our obligation to purchase shares tendered depends upon there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the shares pursuant to the Offer. See Section 7.

How do I tender my shares?

•	If you hold your shares in your own name as a holder of record and decide to tender your shares, you must deliver your shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3) to the Depositary before 5:00 p.m., New York City time, on Monday, September 29, 2008, or such later time and date to which we may extend the Offer.
•	If you hold your shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your shares. See Section 3 and the instructions to the Letter of Transmittal.
•	If you hold units, comprised of a share and a warrant to acquire a share and want to tender shares included in such units, you must separate the shares from the units prior to tendering your shares pursuant to the Offer. You may instruct your broker to do so, or if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.
•	You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Until what time can I withdraw previously tendered shares?

•	You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on Monday, September 29, 2008, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:01 a.m., New York City time on Tuesday, October 28, 2008. See Section 4.

How do I withdraw shares previously tendered?

•	You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares.

Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will tendered shares be purchased? Will tendered shares be prorated?

•	First, we will purchase shares from all stockholders who properly tender shares. If more shares are tendered than we are offering to purchase pursuant to the Offer, we will purchase tendered shares on a pro rata basis with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions described below and in Section 6; and
•	Second, if necessary to permit us to purchase up to the maximum number of shares, we will purchase shares from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares (including all) or none be purchased if any of the holder’s shares are purchased pursuant to the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. See Sections 1 and 6.
•	Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has FMG or its board of directors adopted a position on the Offer?

•	Our board of directors has approved the Offer. However, neither we or our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will FMG’s sponsor, directors, officers or special advisor tender shares in the Offer?

•	No. Each of our sponsor, officers, directors and special advisor has agreed not to tender any of their shares pursuant to the Offer. See Section 11.

What will happen if I do not tender my shares?

•	Stockholders who choose not to tender will own a greater percentage ownership in our outstanding shares following the completion of the Offer to the extent shares are tendered and purchased pursuant to the Offer. See Section 2.

When and how will FMG pay for the shares I tender that are accepted for purchase?

•	We will pay the Purchase Price, without interest, for the shares we purchase promptly after the expiration of the Offer and the consummation of the Merger and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer and the consummation of the Merger. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is the recent market price for the shares?

•	On August 27, 2008, the last reported sale price on the OTC Bulletin Board was $7.60 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

•	If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, bank or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

•	The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a corporate distribution. See Section 13. The payment of cash for a foreign stockholder’s tendered shares will be subject to U.S. federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my shares?

•	If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Who do I contact if I have questions about the Offer?

•	For additional information or assistance, you may contact MacKenzie Partners, Inc., the Information Agent for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer. You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer, as well as certain statements incorporated by reference herein, constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate,” “believe,” “could,” “contemplate,” “continue,” “estimate,” “expect,” “intend,” “may,” “might,” and “plan” or similar words as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

•	the consummation of the Merger;
•	changing interpretations of generally accepted accounting principles;
•	the general volatility of the market price of our securities;
•	the availability of qualified personnel;
•	changes in interest rates or the debt securities markets;
•	outcomes of government reviews, inquiries, investigations and related litigation;
•	continued compliance with government regulations;
•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which United is engaged;
•	statements about industry trends;
•	general economic conditions; and
•	geopolitical events.

You should carefully consider these risks, in addition to the other information in this Offer to Purchase and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the Offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Item 1A — Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our other SEC reports filed after the Annual Report, which are incorporated herein by reference, highlight many of the material risks of participating in this Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein or incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Economic Risks

There is no guarantee that your decision whether or not to tender your shares will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future following the completion of the Offer. If you choose to tender your shares in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to tender your shares. Similarly, if you do not tender your shares, you will continue to bear the risk of ownership of your shares after the closing of the Offer, and there can be no assurance that you can sell your shares in the future at a higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain events do not take place, FMG will not complete the Offer.

We plan to use the cash proceeds of the Private Placement and cash available upon consummation of the Merger to purchase the shares pursuant to the Offer. However, we will only consummate the Private Placement if stockholders approve the Merger and the related proposals at the special meeting of stockholders (the “Special Meeting”) and the Merger is consummated. Accordingly, if stockholders do not approve the Merger and the related proposals, or if each of the Private Placement and the Merger is not consummated for any other reason, we will not complete the Offer.

A stockholder is not guaranteed to be able to sell all of its shares to us as part of the Offer.

Due to the fact that there will be 3,864,060 IPO shares outstanding as of the consummation of the Merger (excluding the IPO shares subject to the Exchange Offer) that are not held by our sponsor, officers, directors, and special advisor, each of whom have agreed not to tender any shares, and are not held by employees that are subject to vesting and restrictions on transfer, it is possible that the Offer will be oversubscribed. In such an event, we will purchase the shares pro rata, which means that each stockholder who accepts the Offer will have only a portion of such stockholder’s shares bought by us. Consequently, a stockholder cannot be assured that it will be able to sell all of its shares to us as part of the Offer.

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our board of directors has determined that the Offer is in the best interests of our stockholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our trust account, which may reduce our ability to engage in significant cash acquisitions or to pursue other business opportunities that could create significant value for our stockholders;
•	the obligation to make principal and interest payments on the Notes;
•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.

The Notes issued in the Private Placement will rank senior to our common stock with respect to distributions upon our liquidation.

The Notes issued in the Private Placement will rank senior to our common stock for purposes of any liquidation event. Accordingly, as long as any Notes are outstanding, no distributions upon liquidation may be made to the holders of our common stock unless the holders of the Notes have received all amounts to which they are then entitled under the Notes. As a result, it is possible that, upon liquidation, all of the amounts available for distribution to our equity holders would be paid to the holders of the Notes and our stockholders would not receive any payment.

After the Private Placement, holders of the Notes may have influence or control over our management and affairs.

The purchase agreement for the Notes includes certain negative covenants, which restrict the Company from engaging in certain activities. Accordingly, the Company’s ability to incur additional debt, sell or lease its assets, make any payment to reduce its capital (including paying any dividends), merge, sell or acquire assets, change its line of business or dissolve will be limited. A majority of the holders of the Notes have the discretion to waive certain of these negative covenants. As a result, these holders may have influence or control over our management and affairs and could make it more difficult or even impossible for a third party to acquire us without its consent.

Risks Related to the Merger

FMG’s and United Subsidiary’s businesses are difficult to evaluate due to a lack of operational history.

FMG was formed on May 22, 2007 for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses. On October 4, 2007, the Company consummated its IPO. Accordingly, we have limited operational history which consists of the founding of the Company and the evaluation of potential acquisitions. United Subsidiary was formed solely for the purpose of the Merger and has no operating history. FMG’s, and United Subsidiary’s operating history, to date, is not indicative of future operating or financial performance.

Our stockholders will experience immediate dilution as a consequence of the issuance of shares and warrants as consideration in the Merger. Having a minority share position may reduce the influence our current stockholders have on the management of the combined company.

Following the consummation of the Merger, the influence of our public stockholders, in their capacity as stockholders of FMG following the Merger, will be significantly reduced. Our current stockholders will hold, in the aggregate, approximately 40% of the issued and outstanding common stock of FMG (before considering the Exchange Offer and the Offer and excluding as outstanding for purposes of the calculation securities issuable upon the exercise of our outstanding warrants and upon the exercise of the purchase option issued to underwriters in our IPO).

Concentration of ownership of our common stock after the Merger could delay or prevent a change of control.

Our directors, executive officers and principal stockholders will beneficially own a significant percentage of our common stock after the Merger. They also have, through the exercise of warrants, the right to acquire additional shares of common stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. Additionally, under the terms of the Merger Agreement, United and its members shall have the right to appoint up to three designees to serve on the Company’s board of directors after the Merger is consummated. The concentration of ownership among management may have the effect of delaying or preventing a change in control of the post-acquisition company even if such a change in control would be in your interest. As of August 27, 2008, our directors, officers and principal stockholders beneficially owned approximately 20% of FMG’s common stock. Following the Merger, the former members of United joining our board of directors will beneficially own approximately 15% of the common stock of FMG, and our reconstituted board of directors, management and principal stockholders will beneficially own approximately 23% of the common stock of FMG. If the Offer is fully subscribed, our reconstituted board of directors, management and principal stockholders will beneficially own approximately 30% of FMG’s common stock.

We may waive one or more conditions to the Merger without resoliciting stockholder approval for the Merger.

One or more conditions to our obligation to complete the Merger may be waived in whole or in part to the extent legally allowable either unilaterally or by agreement of FMG, United and United Subsidiary. Waivable conditions include the accuracy of the representations and warranties contained in the Merger Agreement, performance of all covenants and obligations required to be performed prior to consummation of the Merger (other than approval of the required number of our stockholders and United’s members and conversion of less than 30% of our shares issued in the Company's IPO). These conditions may be waived unilaterally by any of the parties to the Merger Agreement. Depending upon the condition, our board of directors will evaluate the materiality of any such waiver to determine whether an amendment to FMG’s proxy statement and re-solicitation of proxies is necessary. FMG will act in compliance with relevant state laws and U.S. securities laws with respect to determining whether an amendment to the proxy statement and re-solicitation of the proxies is necessary. In the event our board of directors determines any such waivers are not significant enough to require re-solicitation of stockholders, we would have the discretion to complete the Merger without seeking further stockholder approval.

There may be a conflict of interest between our management and our stockholders, which may have influenced management’s decision to enter into the Merger Agreement, the Private Placement, the Exchange Offer and the Offer as well as recommending our stockholders to vote in favor of the Merger.

Our officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceed the amount of proceeds available to the Company for working capital, unless a business combination is completed. In addition, if we do not complete the Merger or another business combination and are forced to liquidate, the trust account proceeds may be subject to claims that could take priority over the claims of our public stockholders. Gordon G. Pratt, our current Chairman, President and Chief Executive Officer, and Larry G. Swets, Jr., our current Chief Financial Officer and Secretary, have each entered into separate indemnity agreements under which they will be personally liable under certain circumstances to ensure that the proceeds of the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or contracted for, or claims of other parties with which we have contracted. Further, all of our directors own common stock and warrants purchased in private placements consummated prior to our IPO, but have waived their right to proceeds from the liquidation of the trust account if we are unable to complete a business combination. The shares of common stock and warrants owned by our officers and directors and their affiliates will be worthless if we do not consummate a business combination. The financial interests of all of our officers and directors may have influenced their motivation in causing us to enter into the Merger Agreement, the Private Placement, the Exchange Offer and the Offer as well as recommending our stockholders to vote in favor of the Merger.

Completion of the Merger is subject to a number of conditions.

The obligations of FMG, United and United Subsidiary to consummate the Merger are subject to the satisfaction or waiver of specified conditions set forth in the Merger Agreement. Such conditions include, but are not limited to, satisfaction by all parties of covenants and obligations contained in the Merger Agreement, the private placement, including the Exchange Offer, and the Offer, all shall have taken place, the accuracy in all material respects on the date of the Merger Agreement and the Closing Date of all of FMG’s and United’s representations and warranties, non-existence of legal action against FMG, United and United Subsidiary, obtaining material consents, approval of the required number of our stockholders and United’s members and conversion of less than 30% of our shares issued in the Company's IPO, stockholder approval of the First and Second Amendment Proposals, and execution of ancillary agreements. It is possible some or all of these conditions will not be satisfied or waived by any of FMG, United or United Subsidiary, and therefore, the Merger may not be consummated. In the event the Merger is not consummated, we will seek to effectuate a different business combination.

The sale or even the possibility of sale of the common stock and warrants to be issued to United and its members could have an adverse effect on the price of FMG’s securities and make it more difficult to obtain financing in the future.

In connection with the Merger, we agreed to grant to United and its members, 8,750,000 shares of common stock, 1,093,750 warrants and up to an additional 212,877 shares of common stock and a like number of warrants as part of the consideration. The sale or even the possibility of sale of these shares and the shares underlying the warrants could have an adverse effect on the price of our securities on the equity market and on our ability to obtain financing in the future, in the event such financing is required. We do not expect to seek debt or equity financing for at least the first twelve months following consummation of the Merger. At the time any financing is required, we will make a determination of the preferred form of such financing and the type of financing source to approach (e.g., debt or equity or bank line of credit).

Management of the Company following the Merger will have broad discretion with respect to the specific application of the net proceeds of the trust account.

In the event the Merger is consummated, the amounts then-remaining in the trust account will be released to the Company, which will have unlimited discretion as to the use of such proceeds. Management may use these proceeds in a manner with which you may not agree.

We are restricted from paying cash dividends on our common stock.

We have not paid or declared any dividends on our common stock and do not currently intend to do so. Accordingly, you should not expect to receive any dividends for your shares of FMG common stock. In addition, the note purchase agreement includes a negative covenant, restricting us from making any dividends or distributions, if after giving effect to such payment, the consolidated net worth (as defined in the note purchase agreement) of the Company and its subsidiaries would be less than $45,000,000. Accordingly, you should not expect to receive any dividends for your shares of FMG common stock.

Risks Related to United’s Business

Exposure to natural and man-made catastrophes could materially and adversely affect United’s results of operations, financial condition and liquidity.

United’s property and casualty insurance operations expose it to claims arising out of catastrophes. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. Catastrophes can also be man-made, such as terrorist attacks (including those involving nuclear, biological, chemical or radiological events) or consequences of war or political instability. The incidence and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of natural and man-made catastrophic events will increase. Although the trend of increased severity and frequency of storms was not evident in the United States in 2007 and 2006, it is possible the overall trend of increased severity and frequency of storms experienced in the United States in 2005 and 2004, and in the Caribbean during 2007, may continue in the foreseeable future.

Catastrophes can result in losses in United’s property insurance lines and may generally result in both an increase in the number of claims incurred and an increase in the dollar amount of each claim asserted. The occurrence of such claims from natural and man-made catastrophes could therefore materially and adversely affect United’s results of operations for any year and may materially harm its financial position, which in turn could adversely affect its financial strength and impair its ability to raise capital on acceptable terms or at all. In addition, catastrophic events could cause United to exhaust its available reinsurance limits and could adversely impact the cost and availability of reinsurance. Such events can also impact the credit of its reinsurers. Catastrophic events could also adversely impact the credit of the issuers of securities, such as states or municipalities, in whom United has invested, which could materially and adversely affect United’s results of operations.

In addition to catastrophes, the accumulation of losses from smaller weather-related events in a fiscal quarter or year could materially and adversely impact United’s results of operations in those periods.

United’s ability to manage its exposure to catastrophic events may be limited by new legislation and regulations.

States have from time to time passed legislation, and regulators have taken action, that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas or mandating that insurers participate in residual markets. In addition, following catastrophes, there are sometimes legislative initiatives and court decisions which seek to expand insurance coverage for catastrophe claims beyond the original intent of the policies. Further, United’s ability to increase pricing to the extent necessary to offset rising costs of catastrophes requires approval of regulatory authorities. United’s ability or willingness to manage its catastrophe exposure by raising prices, modifying underwriting terms or reducing exposure to certain geographies may be limited due to considerations of public policy, the evolving political environment and United’s ability to penetrate other geographic markets. United cannot predict whether and to what extent new legislation and regulations that would affect its ability to manage its exposure to catastrophic events will be adopted, the timing of adoption or the effects, if any, they would have on United’s ability to manage its exposure to catastrophic events.

Because United currently conducts business in only one state, its financial results may be disproportionately affected by catastrophes and other conditions in that state.

United’s business is currently concentrated in only one state — the State of Florida. Therefore, its revenues and profitability are subject to prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in the State of Florida. Changes in any of these conditions could make it less attractive for United to do business in Florida and would have a more pronounced effect on United than it would on other insurance companies that are geographically diversified. In addition, the fact United’s business is concentrated only in the State of Florida subjects it to increased exposure to certain catastrophic events such as hurricanes and floods. This increased exposure to catastrophic events also results in an increased risk of losses as the extent of losses from a catastrophic event is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Because United’s business is concentrated in Florida, the occurrence of one or more catastrophic events or other conditions affecting losses in Florida could have a material adverse effect on United’s financial condition and results of operations.

If market conditions increase the cost or decrease the availability of reinsurance, United may be required to bear increased risks or reduce the level of its underwriting commitment.

As part of United’s risk management strategy, it purchases reinsurance coverage from third-party reinsurers. Market conditions beyond United’s control, including catastrophic events, determine the availability and cost of the reinsurance it purchases, which may in turn affect the growth of its business and its profitability. United may be unable to maintain its current reinsurance coverage, to obtain additional reinsurance coverage in the event its current reinsurance limits are exhausted by a catastrophic event, or to obtain other reinsurance coverage in adequate amounts or at acceptable rates. Similar risks exist whether United is seeking to replace coverage terminated during the applicable coverage period or to renew or replace coverage upon the expiration of such coverage. If United is unable to renew its expiring coverage or to obtain new reinsurance coverage, either its net exposure to risk would increase or, if it is unwilling to accept an increase in net risk exposures, United would have to reduce the amount of risk it underwrites.

A single catastrophe could cause us to exhaust available reinsurance limits and could adversely impact the cost and availability of reinsurance.

In the event United exhausts its available reinsurance limits, it may have to pay any future claims out of its own pocket. Alternatively, they could seek additional sources of reinsurance, which can be expected to be a costly and time consuming process which may not ultimately be successful. In the event United is successful in finding an additional or replacement reinsurer, such reinsurance policy can be expected to be costly. Catastrophic events can also impact the credit of United’s reinsurers and the credit of the issuers of securities, such as states or municipalities, in whom United has invested, any of which could materially and adversely affect United’s results of operations.

If United’s actual claims exceed its loss reserves, its financial results could be materially and adversely affected.

If actual claims exceed United’s loss reserves, or if changes in the estimated level of loss reserves are necessary, United’s financial results could be materially and adversely affected. Claims and claim adjustment expense reserves (loss reserves) represent management's estimate of ultimate unpaid costs of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported. Loss reserves do not represent an exact calculation of liability, but instead represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. These loss reserve estimates are expectations of what the ultimate settlement and administration of claims will cost upon final resolution in the future, based on United’s assessment of facts and circumstances then known, reviews of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability and other factors. In establishing reserves, United has also taken into account estimated recoveries from reinsurance, salvage and subrogation.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes, and varying judgments and viewpoints of the individuals involved in the estimation process, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

United continually refines its loss reserve estimates in a regular, ongoing process as historical loss experience develops and additional claims are reported and settled. Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. Different experts may choose different assumptions when faced with material uncertainty, based on their individual backgrounds, professional experiences and areas of focus. Hence, such experts may at times produce estimates materially different from each other. Experts providing input to the various estimates and underlying assumptions include actuaries, underwriters, claims personnel and lawyers. Therefore, management may have to consider varying individual viewpoints as part of its estimation of loss reserves.

United attempts to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherent uncertainty underlying loss reserve estimates, the final resolution of the estimated liability for claims and claim adjustment expenses will likely be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than is currently reserved.

Because of the uncertainties set forth above, additional liabilities resulting from one insured event, or an accumulation of insured events, may exceed the current related reserves. In addition, our estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect United’s results of operations.

There are inherent difficulties in estimating the ultimate costs of catastrophes, which further complicate our ability to estimate reserves.

There are inherent difficulties in estimating risks that impact the estimation of ultimate costs for catastrophes. These difficulties also affect United’s ability to estimate reserves for catastrophes. For example, the estimation of reserves related to hurricanes can be affected by the inability to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties and the nature of the information available to establish the reserves. Complex factors include, but are not limited to, determining whether damage was caused by flooding versus wind; evaluating general liability and pollution exposures; estimating additional living expenses; the impact of demand surge; infrastructure disruption; fraud; the effect of mold damage; business interruption costs; and reinsurance collectibility. The timing of a catastrophe's occurrence, such as at or near the end of a reporting period, can also affect the information available to United in estimating reserves for that reporting period. The estimates related to catastrophes are adjusted as actual claims emerge and additional information becomes available. Because of the inherent uncertainty in estimating reserves for catastrophes, we cannot be sure that our ultimate losses and loss adjustment expenses will not exceed our reserves. If and to the extent our reserves are inadequate, we will be required to increase our reserves for losses and loss adjustment expenses and incur a charge to earnings in the period during which our reserves are increased, which could materially and adversely affect our financial condition and results of operations.

United's business is cyclical, which affects its financial performance and may affect the market price of the combined company's common stock.

Historically, the financial performance of the property and casualty insurance industry has been cyclical, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. The profitability of most property and casualty insurance companies, including United, tend to follow this cyclical pattern. This cyclicality is due in large part to the actions of United's competitors and to general economic factors that are not within United's control, and therefore, United cannot predict how long any given hard or soft market will last. If United has to reduce premiums or limit premium increases due to competitive pressures on pricing in a softening market, United may experience a reduction in its premiums written and in its profit margins and revenues, which could adversely affect United's financial results and the market price of the combined company's common stock.

United's business is seasonal, which affects its financial performance and may affect the market price of the combined company’s common stock.

United’s business has historically been seasonal. We generally experience higher losses during the third quarter of the year as a result of an increase in claims due to weather conditions in Florida during hurricane season. For example, storms may cause property damage that impacts claim incidence and severity. The recurrence of these seasonal patterns, or any deviation from them, could affect the market price of our common stock.

The market price of our common stock may be volatile.

The trading price of our common stock following the Merger may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Factors that could cause such fluctuations include, but are not limited to, the following:

•	variations in actual or anticipated operating results or changes in the expectations of financial market analysts with respect to our results;
•	investor perception of the property and casualty insurance industry in general and us in particular;
•	market conditions in the insurance industry and any significant volatility in the market price and trading volume of insurance companies;
•	major catastrophic events, especially hurricanes;
•	sales of large blocks of Company stock or sales by Company insiders; or
•	departures of key personnel.

United has debt outstanding and failure to comply with the terms of its loan agreements could have an adverse effect on United’s ability to grow and write additional insurance policies.

As of June 30, 2008, United’s total long-term debt outstanding was approximately $25.2 million. Its long-term debt includes the following:

•	$5.2 million in principal amount outstanding under the loan agreement between Columbus Bank and Trust Company (“CB&T”), United, and United Insurance Management, L.C. (“UIM”) consisting of a term loan in the principal amount of $33 million; and
•	$20.0 million in principal and interest under UPCIC’s surplus note with the State Board of Administration of Florida (“SBA”).

These loan agreements contain certain significant covenants, including covenants requiring the maintenance of minimum specified financial ratios and balances. United’s failure to meet its payment obligations or to comply with any of these covenants could result in an event of default which, if not cured or waived, could result in increased interest rates on United’s indebtedness or the acceleration of United’s outstanding debt obligations or both. In addition, if an event of default occurs under one of these loan agreements, CB&T can elect to take possession of, sell, lease or otherwise dispose of any of United’s assets that were pledged as collateral for its loan.

As of December 31, 2007 and June 30, 2008, UPCIC was not in compliance with the ratio of net written premium to surplus requirement of 2:1 (the “Minimum Writing Ratio”) contained in the SBA loan agreement. As a result, the SBA increased UPCIC’s interest rate on the SBA loan from the stated rate of interest by 450 basis points to 8.60% for the quarter ended March 31, 2008 and 7.97% for the quarter ended June 30, 2008. UPCIC’s ratio of net written premium to surplus at June 30, 2008 was 1.52:1 which is at least 1.5:1 and, as a result, UPCIC will incur an interest rate charge of 25 basis points above the stated rate of interest for the third quarter of 2008. During the second quarter of 2008, the Florida Legislature passed a law that allows the board to amend the terms of surplus notes issued prior to January 1, 2008 based upon the requirements of the new law changes. The new law contains various methods of computing writing ratios that may be more favorable than the terms of the current SBA note. United is evaluating the impact of the terms of the new law to determine if it will amend the terms of its loan agreement with the SBA. If UPCIC’s ratio of net written premium to surplus is below 1.5:1 for three consecutive quarters following December 31, 2007, UPCIC will be obligated to repay a portion of the SBA note such that the Minimum Writing Ratio will be obtained for the following quarter.

The SBA note provides that the SBA may, among other things, declare its loan immediately due and payable for all defaults existing under the SBA note. Acceleration of the principal and interest under the SBA loan would limit, but not preclude, United Insurance’s ability to write additional insurance policies.

The effects of emerging claim and coverage issues on the insurance business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claim and coverage may emerge. These issues may adversely affect United’s business following the Merger by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. Examples of emerging claims and coverage issues include, but are not limited to:

•	adverse changes in loss cost trends, including inflationary pressures in medical costs and home repair costs;
•	judicial expansion of policy coverage and the impact of new theories of liability; and
•	plaintiffs targeting property and casualty insurers, in purported class action litigation relating to claims-handling and other practices.

In some instances, these emerging issues may not become apparent for some time after issuance of the affected insurance policies. As a result, the full extent of liability under insurance policies we may issue following the Merger may not be known for many years after the policies are issued.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm United’s business and materially and adversely affect our results of operations and future operations.

United may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available in the future at commercially reasonable rates or at all.

United uses, and we expect to continue to use following the Merger, reinsurance to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are each subject to prevailing market conditions which can affect business volume and profitability. Although reinsurers are liable to United to the extent of the ceded reinsurance, United remains liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate United’s obligation to pay claims. Accordingly, United is subject to credit risk with respect to its ability to recover amounts due from reinsurers. In the past, certain reinsurers have ceased writing business and entered into runoff. Some of United’s reinsurance claims may be disputed by the reinsurers, and United may ultimately receive partial or no payment.

In a number of jurisdictions, particularly the European Union and the United Kingdom, a reinsurer is permitted to transfer a reinsurance arrangement to another reinsurer, which may be less creditworthy, without a counterparty's consent, provided that the transfer has been approved by the applicable regulatory and/or court authority. United does not currently have any reinsurance arrangements that permit such a transfer. However, United may enter into such arrangements in the future, in which case the ability of reinsurers to transfer their risks to other, less creditworthy reinsurers would impact United’s risk of collecting amounts due to it.

Based on the foregoing, United may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to it in the future at commercially reasonable rates or at all, and thus United’s results of operations and future operations could be materially and adversely affected.

We will be exposed to credit risk in certain of our business operations and in our investment portfolio.

We will be exposed to credit risk in several areas of our business operations, including credit risk relating to reinsurance, as discussed above, and credit risk associated with commissions paid to independent agents. We pay commissions to our agents in advance, on an annual basis. Therefore, if an insurer cancels a policy during the policy year, the agent will owe us a pro rata portion of the commission we paid to such agent, based on the number of months during the policy year that the policy was not in force. Typically, we deduct any such commissions owed to us from commissions on other policies we owe to the agent. If we do not owe the agent any other commissions, then we will be subject to the risk that the agent may not be able to repay us the balance of a commission, which could adversely affect our financial position.

The value of our investment portfolio will also be subject to the risk that certain investments may become impaired due to a deterioration in the financial position of one or more issuers of securities held in our portfolio, or due to a downgrade of the credit ratings of an insurer that guarantees an issuer's payments of such investments in our portfolio. In addition, defaults by the issuer and, where applicable, its guarantor, of certain investments that result in the failure of such parties to fulfill their obligations with regard to any of these investments could reduce our net investment income and net realized investment gains or result in investment losses.

While we will attempt to manage these risks through underwriting and investment guidelines, collateral requirements and other oversight mechanisms, our efforts may not be successful. To a large degree, the credit risk we face is a function of the economy; accordingly, we face a greater risk in an economic downturn or recession. As a result, our exposure to any of the above credit risks could materially and adversely affect our results of operations.

Competition could harm our ability to maintain or increase United’s profitability and premium volume following the Merger.

The property and casualty insurance industry is highly competitive, and we believe it will remain highly competitive for the foreseeable future. We compete with both regional and national insurers as well as Florida domestic property and casualty companies, some of which have greater financial resources than we do. Based on legislation passed in 2007, Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer, is also authorized to compete with us. Our primary competitors include Universal Insurance Company of North America, Olympus Insurance Group and Universal Property & Casualty. The principal competitive factors in our industry are price, service, commission structure and financial condition. In addition, our competitors may offer products for alternative forms of risk protection. If competition limits our ability to retain existing business or write new business at adequate rates, our results of operations could be materially and adversely affected.

The insurance industry is the subject of a number of investigations by state and federal authorities in the United States. We cannot predict the outcome of these investigations or the impact on our business practices or financial results.

As part of ongoing, industry-wide investigations, we may from time to time receive subpoenas and written requests for information from government agencies and authorities, including from the Attorney General of the State of Florida, Florida insurance and business regulators and the Securities and Exchange Commission. If we are subpoenaed for information by government agencies and authorities, potential outcomes could include enforcement proceedings or settlements resulting in fines, penalties and/or changes in business practices that could materially and adversely affect our results of operations and future growth prospectus. In addition, these investigations may result in changes in laws and regulations affecting the industry in general which could, in turn, also materially and adversely affect our results of operations.

The insurance business is heavily regulated and changes in regulation may reduce our profitability and limit our growth following the Merger.

Following the Merger, we will be extensively regulated and supervised in the jurisdictions in which we conduct business, including licensing and supervision by government regulatory agencies in such jurisdictions. This regulatory system is generally designed to protect the interests of policyholders, and not necessarily the interests of insurers, their stockholders and other investors. This regulatory system also addresses authorization for lines of business, capital and surplus requirements, limitations on the types and amounts of certain investments, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and non-financial components of an insurer's business.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners (“NAIC”) and state insurance regulators continually reexamine existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal or national regulation or to allow an optional federal charter, similar to the option available to most banks. We cannot predict the effect any proposed or future legislation or NAIC initiatives may have on the conduct of our business following the Merger.

Although the United States federal government does not directly regulate the insurance business, changes in federal legislation, regulation and/or administrative policies in several areas, including changes in financial services regulation (e.g., the repeal of the McCarran-Ferguson Act) and federal taxation, can significantly harm the insurance industry.

Insurance laws or regulations that are adopted or amended may be more restrictive than current laws or regulations and may result in lower revenues and/or higher costs and thus could materially and adversely affect our results of operations and future growth prospectus.

A downgrade in United’s financial strength rating could adversely impact our business volume, adversely impact our ability to access the capital markets and increase our borrowing costs, following the Merger.

Financial strength ratings have become increasingly important to an insurer's competitive position. Rating agencies review their ratings periodically, and our current ratings may not be maintained in the future. A downgrade in our rating following the Merger could negatively impact our business volumes, as it is possible demand for certain of our products in certain markets may be reduced or our ratings could fall below minimum levels required to maintain existing business. Additionally, we may find it more difficult to access the capital markets and we may incur higher borrowing costs. If significant losses, such as those resulting from one or more major catastrophes, or significant reserve additions were to cause our capital position to deteriorate significantly, or if one or more rating agencies substantially increase their capital requirements, we may need to raise equity capital in the future in order to maintain our ratings or limit the extent of a downgrade. For example, a continued trend of more frequent and severe weather-related catastrophes may lead rating agencies to substantially increase their capital requirements.

Our investment portfolio may suffer reduced returns or losses.

Investment returns are expected to be an important part of our overall profitability following the Merger. Accordingly, fluctuations in interest rates or in the fixed income, real estate, equity or alternative investment markets could materially and adversely affect our results of operations.

Changes in the general interest rate environment will affect our returns on, and the market value of, our fixed income and short-term investments following the Merger. A decline in interest rates reduces the returns available on new investments, thereby negatively impacting our net investment income. Conversely, rising interest rates reduces the market value of existing fixed income investments. In addition, defaults under, or impairments of, any of these investments as a result of financial problems with the issuer and, where applicable, its guarantor of the investment could reduce our net investment income and net realized investment gains or result in investment losses.

We may decide to invest a portion of our assets following the Merger in equity securities or other investments, which are subject to greater volatility than fixed income investments. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our non-fixed income investments and the realization of net investment income. As a result of these factors, we may not realize an adequate return on our investments, we may incur losses on sales of our investments and we may be required to write down the value of our investments, which could reduce our net investment income and net realized investment gains or result in investment losses.

The value of our investment portfolio can be subject to valuation uncertainties when the investment markets are dislocated. The valuation of investments is more subjective when the markets are illiquid and may increase the risk that the estimated fair value (i.e., the carrying amount) of the investment portfolio is not reflective of prices at which actual transactions would occur.

Our investment portfolio may be invested, in significant part, in tax-exempt obligations. Our portfolio may also benefit from certain other tax laws, including, but not limited to, those governing dividends-received deductions and tax credits. Federal and/or state tax legislation could be enacted that would lessen or eliminate some or all of these tax advantages and could adversely affect the value of our investment portfolio. This result could occur in the context of deficit reduction or various types of fundamental tax reform.

United depends on its network of independent agents for revenues, and therefore, United’s business may be materially and adversely affected if it cannot retain and attract independent agents or if it experiences disruptions in its relationships with its independent agents.

United’s network of 1,400 independent agents accounts for approximately 64% of the gross premiums on insurance policies that it writes and constitutes its primary distribution channel for its products. Many of United’s competitors also rely on independent agents. Independent agents are not obligated to market or sell United’s insurance products or consult with United. As a result, United must compete with other insurers for independent agents’ business. Some of United’s competitors may offer a larger variety of products, lower prices for insurance coverage and higher commissions for independent agents. If United’s products, pricing and commissions do not remain competitive, United may find it more difficult to attract business from independent agents to sell its products. A material reduction in the amount of United’s products that independent agents sell would negatively affect its results of operations. A certain portion of United’s business is concentrated with relatively few agents. For example, for the six months ended June 30, 2008, and the year ended December 31, 2007, our top five agents produced 50% and 25%, respectively, of our gross premiums written. Loss of all or a substantial portion of the business provided through such agents and brokers could materially and adversely affect United’s future business volume and results of operations.

United relies on Internet applications for the marketing and sale of certain products through its agents, and may increasingly rely on Internet applications and toll-free numbers for distribution following the Merger. If Internet disruptions occur causing United’s independent agents frustration with its business platforms or distribution initiatives, the resulting loss of business could materially and adversely affect United’s future business volume and results of operations.

We could be adversely affected if United’s controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective.

United’s business is highly dependent on its ability to engage on a daily basis in a large number of insurance underwriting, claim processing and investment activities, many of which are highly complex and are subject to state laws and regulations in Florida. These activities, involve, among other things:

•	the use of non-public consumer information and related privacy issues;
•	the use of credit history in underwriting;
•	limitations on the ability to charge additional policy fees;
•	limitations on the payment of dividends;
•	limitations on types and amounts of investments;
•	the acquisition or disposition of an insurance company or of any company controlling an insurance company;
•	the purchase of reinsurance;
•	reporting with respect to financial condition; and
•	periodic financial and market conduct examinations performed by state insurance department examiners.

United develops internal guidelines and policies in an effort to ensure compliance with legal and regulatory standards governing its business. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system's objectives will be met. If United’s controls prove to be ineffective, it could lead to financial loss, unanticipated risk exposure (including underwriting, credit and investment risk) or damage to United’s reputation.

United’s failure to implement and maintain adequate internal controls over financial reporting in its business could have a material adverse effect on its business, financial condition, results of operations and stock price.

If the Merger is consummated, United expects to comply with Section 404 of the Sarbanes-Oxley Act of 2002 no later than the time it is required to file its annual report for fiscal year 2008 with the Securities and Exchange Commission. Section 404 requires annual management assessments of the effectiveness of United’s internal controls over financial reporting and a report by United’s independent auditors on the effectiveness of our internal controls. United is in the process of documenting its internal control procedures in order to satisfy the requirements of Section 404. United has begun to take measures to address and improve its financial reporting and compliance capabilities and it is in the process of instituting changes to satisfy its obligations as a public company, including the requirements associated with the Sarbanes-Oxley Act of 2002.

If United fails to achieve and maintain the adequacy of its internal controls in accordance with applicable standards as then in effect, and as supplemented or amended from time to time, United may be unable to conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404. Moreover, effective internal controls are necessary for United to produce reliable financial reports. If United cannot produce reliable financial reports or otherwise maintain appropriate internal controls, its business, financial condition and results of operations could be harmed, investors could lose confidence in its reported financial information, and the market price for its stock could decline.

If we experience difficulties with technology, data security and/or outsourcing relationships following the Merger our ability to conduct our business could be negatively impacted.

While technology can streamline many business processes and ultimately reduce the cost of operations, technology initiatives present certain risks. United’s business is highly dependent upon its contractors and third-party administrators ability to perform, in an efficient and uninterrupted fashion, necessary business functions, such as the processing of new and renewal business, and the processing and payment of claims. Because our information technology and telecommunications systems interface with and depend on these third-party systems, we could experience service denials if demand for such service exceeds capacity or a third-party system fails or experiences an interruption. If sustained or repeated, such a business interruption, system failure or service denial could result in a deterioration of our ability to write and process new and renewal business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Computer viruses, hackers and other external hazards could expose our data systems to security breaches. These increased risks, and expanding regulatory requirements regarding data security, could expose us to data loss, monetary and reputational damages and significant increases in compliance costs. As a result, our ability to conduct our business might be adversely affected.

Attempts to grow our business could have an adverse effect on the Company.

Although rapid growth may not occur, to the extent it does occur, it could place a significant strain on our financial, technical, operational and administrative resources. Our planned growth may result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon our ability to integrate new personnel, to improve our operational, management and financial systems and controls, to train, motivate and manage our employees, and to increase our services and capabilities. Our ability to effectively manage our future growth may have a material and adverse effect on our results of operations, financial condition, and viability as a business. In addition, growth may not occur or growth may not produce profits for the Company.

United has entered into certain debt agreements, which may reduce our financial flexibility following the Merger.

In February of 2007, United and UIM entered into a loan agreement with CB&T which provides for a term loan in the amount of $33 million. The CB&T term note provides for accrual and monthly payment of interest on the amount of principal then outstanding under the note and provides for principal to be paid in 36 equal monthly installments of approximately $0.9 million. On August 11, 2008, the CB&T agreement was modified to allow for payments of interest only from August 1, 2008 through March 31, 2009. The entire unpaid principal balance, as well as all accrued and unpaid interest thereon, will be due and payable no later than February 20, 2010.

On September 22, 2006, UPCIC entered into a surplus note with the SBA (the “SBA note”). Under the SBA note, which has a 20 year term, UPCIC is required to make quarterly payments (October 1, January 1, April 1, and July 1). For the first three years of the SBA note, UPCIC is only required to make interest payments. Because United Insurance failed to meet certain financial covenants contained in the SBA note, the interest rate under the SBA note was 8.6% for the first quarter of 2008 and 7.97% for the second quarter of 2008. UPCIC’s ratio of net written premium to surplus at June 30, 2008 was 1.52:1 which is at least 1.5:1. As a result, UPCIC will incur an interest rate charge of 25 basis points above the stated rate which is the 10 Year Constant Treasury rate for the third quarter of 2008. UPCIC has no debt service obligation under the SBA note until September 2009 and management does not anticipate making any debt payments on the loan during the fiscal year ended December 31, 2008.

We expect we will continue to have outstanding debt obligations under both the CB&T loan agreement and the SBA note following the Merger. This level of debt may affect our operations in several important ways, including the following:

•	a portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on this indebtedness;
•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;
•	we may be unable to refinance this indebtedness on terms acceptable to us, or at all; and
•	we may default on our obligations and the lenders may accelerate the indebtedness or foreclose on their security interests that secure their loans.

From time to time we may enter into additional secured credit facilities to finance any or all of the Company’s capital requirements. Any such secured credit facility may have a material and adverse effect on the Company.

From time to time following the Merger, we may enter into additional secured credit facilities to finance any or all of our capital requirements. As part of a secured credit facility, we would likely be required to make periodic payments of principal and interest to the lender. We can provide no assurance we will have cash flow in an amount sufficient to repay our debt obligations under any or all of such secured credit facilities. Furthermore, these secured credit facilities normally contain numerous default provisions and may or may not provide us with the possibility to cure a default before accelerating the due date. If this were to happen, we might not be able to repay any or all of our secured debts in full and might be forced to declare bankruptcy. If the lender is a secured lender, the lender would have a priority right to receive repayment from a bankruptcy estate or may have the right to foreclose on the secured assets if we are not in bankruptcy but are in default of its secured contract. In addition, a default under any secured credit facility may force us to seek bankruptcy protection. As such, the fact that we may, from time to time, enter into secured credit facilities with any person, business, or organization, whether related or unrelated, may have a material and adverse effect on the financial position, results of operations and viability of the Company.

Risks Related to the Company's Current Status as a Blank Check Company

Our sponsor warrants are non-redeemable provided they are held by the initial purchasers or their permitted transferees, which could provide such purchasers the ability to realize a larger gain than our public warrants holders.

As set forth above, the warrants held by our public warrant holders may be called for redemption at any time after the warrants become exercisable upon satisfaction of certain conditions. However, the 1,250,000 warrants (less such number as is forfeited pursuant to the Merger Agreement) purchased by our founders are not subject to redemption. As a result, holders of the insider warrants, or their permitted transferees, could realize a larger gain than our public warrant holders.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and we thus may not have the benefit of independent directors examining our financial statements and the propriety of expenses incurred on our behalf subject to reimbursement.

All of our officers and directors own shares of our common stock and will own common stock following consummation of the Merger. No salary or other compensation has been or will be paid to our officers or directors for services rendered by them on our behalf prior to or in connection with the Merger. Although we believe three of the members of our board of directors are “independent” as that term is commonly used, under the policies of the North American Securities Administrators Association, Inc., because our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential merger partners and performing due diligence on suitable business combinations, it is likely state securities administrators would take the position we do not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there is no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe all actions taken by our directors on our behalf have been and will be in our best interests, whether or not any directors are deemed to be “independent,” we cannot assure you this will actually be the case. If actions are taken or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to obtain public financing in the future.

In connection with the IPO, we issued warrants to purchase 4,733,625 shares of common stock. In connection with the Merger, we will issue an additional 1,093,750 warrants, plus up to an additional 212,877 warrants. Furthermore, certain of our directors own an aggregate of 1,099,266 shares of common stock and 1,250,000 warrants (to the extent not forfeited pursuant to the Merger Agreement). The sale or even the possibility of sale, of the shares underlying these warrants, could have an adverse effect on the price for our securities on the equity market and on our ability to obtain public financing in the future. If and to the extent these warrants are exercised, you may experience dilution to your holdings which may correspond with a decline in value of the market price for our stock.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to require us to register the resale of their shares of common stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before the one year anniversary of the consummation of a business combination. If our initial stockholders exercise their registration rights with respect to all of their 1,183,406 shares of common stock and the shares of common stock underlying the 1,250,000 warrants, then there will be an additional 2,433,406 shares of common stock (less such number as is forfeited by FMG Investors LLC pursuant to the Merger Agreement) eligible for trading in the public market, assuming the Merger is approved. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price potential investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. As a result, at any annual meeting not all of the board of directors will be considered for election. Since our “staggered board” could prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock which could be issued to create different or greater voting rights which may affect an acquiror's ability to gain control of the Company.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

If we are forced to declare bankruptcy prior to consummation of our initial business combination, you may receive less than $7.91 per share from the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us under Chapters 7 or 11 of the United States Bankruptcy Code, and that claim is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate. Furthermore, the estate may be subject to administrative expenses, including but not limited to post-petition legal fees including court costs, the securitization of cash collateral to maintain the business as a going concern, obtaining additional financing, taxes owed, and claims of both secured and unsecured third parties with priority over those claims of our public stockholders. To the extent bankruptcy claims deplete the trust account; we cannot assure you we will be able to return to our public stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than approximately $7.91 per share due to the claims of creditors. This amount has been calculated without taking into account interest earned on the trust account. Claims by creditors could cause additional delays in the distribution of trust accounts to the public stockholders beyond the time periods required to comply with the Delaware General Corporation Law procedures and federal securities laws and regulations.

INTRODUCTION

To the Holders of Our Common Stock:

FMG Acquisition Corp. (“FMG,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 3,320,762 shares of its common stock, par value $0.0001 per share (the “shares”), or such lesser number of shares as are properly tendered and not properly withdrawn at a purchase price of $8.05 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $26,732,134. However, the maximum number of shares we may purchase in this Offer will be reduced on a one-for-one basis by the number of shares owned by our stockholders that are voted against our proposed merger with United Insurance Holdings, L.C. (the “Merger”) and who have properly exercised their conversion rights. We expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the offer, subject to applicable law. The offer will expire at 5:00 p.m., New York City time, on Monday, September 29, 2008, unless extended.

FMG’s offer is being made upon the terms and subject to certain conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Stockholders must complete the Letter of Transmittal in order to properly tender shares pursuant to the Offer.

Only shares properly tendered, and not properly withdrawn, will be purchased. However, because of proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return, at our expense, any shares that we do not purchase in the Offer because of proration or conditional tenders, promptly following the expiration of the Offer. See Section 3.

The Offer is not conditioned on any minimum number of shares being tendered pursuant to the Offer. The Offer is, however, subject to certain other conditions. See Section 7.

Our board of directors has approved our making the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Each of our sponsor, officers, directors and special advisor, has agreed not to tender any of their shares pursuant to the Offer. See Section 11.

If at the expiration of the Offer more than the maximum number of shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) are properly tendered and not properly withdrawn, we will purchase shares on a pro rata basis from all stockholders who properly tender shares, subject to any conditional tenders and appropriate adjustments to avoid the purchase of fractional shares. Therefore, we may not purchase all of the shares tendered pursuant to the Offer.

The Purchase Price will be paid net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. Also, the payment of cash for a foreign stockholder’s tendered shares will be subject to withholding. See Section 3. Also, see Section 13 regarding certain federal income tax consequences of the Offer.

We will pay all fees and expenses in connection with the Offer incurred by MacKenzie Partners, Inc., the Information Agent, and Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 15.

As of August 27, 2008, we had 5,917,031 outstanding shares of common stock, of which 4,733,625 shares were issued in the IPO. In addition, we had outstanding warrants to acquire 5,983,625 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on the later of the consummation of the Merger or October 4, 2008. Accordingly, the up to 3,320,762 shares that we are offering to purchase pursuant to the Offer will represent approximately 70.2% of the shares issued in the IPO. If the Merger is approved, we will issue additional shares of common stock and warrants to United and will have a total of 13,797,466 outstanding shares of common stock (excluding shares issuable upon exercise of outstanding warrants and all shares as to which Conversion Rights (as defined below) were elected or which were subject to the Exchange Offer) and outstanding warrants to acquire 7,077,375 shares of our common stock as of the consummation of the Merger. If the Offer is fully subscribed, we will have approximately 10,476,704 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (excluding shares issuable upon exercise of outstanding warrants). See Section 2.

The shares are quoted and traded on the OTC Bulletin Board under the symbol “FMGQ.” Warrants to acquire our shares for an exercise price of $6.00 per share (the “warrants”), and units comprised of one share and one warrant, are also quoted and traded on the OTC Bulletin Board under the symbols “FMGQW” and “FMGQU,” respectively. On August 27, 2008, the last reported sale price of the shares was $7.60 per share. On August 27, 2008, the last reported sale price per warrant and per unit was $0.59 and $8.20, respectively. Stockholders are urged to obtain current market quotations for the shares, warrants and units prior to making any decision to tender shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration.

Number of Shares.  Upon the terms and subject to certain conditions of the Offer, we will purchase up to 3,320,762 shares, or such lesser number of shares properly tendered and not properly withdrawn, in accordance with Section 4, before the Expiration Date, as defined below, at a price of $8.05 per share, net to the seller in cash, without interest, for a total purchase price of up to $26,732,134.

The term “Expiration Date” means 5:00 p.m., New York City time, on Monday, September 29, 2008. FMG may extend the period of time during which the Offer will remain open to the extent FMG determines such extension is required by applicable law or regulation. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14.

Only shares properly tendered and not properly withdrawn will be purchased pursuant to the Offer. However, because of the proration provisions of the Offer, all of the shares tendered will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased pursuant to the Offer, including shares tendered and shares not purchased because of proration tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

We expressly reserve the right, in our sole discretion, to purchase additional shares pursuant to the Offer, subject to applicable law. See Section 14.

Purchase Price.  The Purchase Price is $8.05 per share. We expressly reserve the right, in our sole discretion, to increase the Purchase Price, subject to applicable law. See Section 14.

If we (i) increase the price that may be paid for shares from $8.05 or (ii) increase the number of shares we may purchase pursuant to the Offer by more than 2% of our outstanding shares, then the Offer must remain open for at least 10 business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See Section 14.

Proration.  If more than 3,320,762 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase from each tendering stockholder a prorated number of shares, subject to conditional tender provisions as described below. Proration for each stockholder tendering shares will be based on the product of (i) the number of shares that have been properly tendered and not properly withdrawn by a particular stockholder and (ii) (a) 3,320,762 (reduced on a one-for-one basis by the number of shares for which Conversion Rights are properly exercised), divided by (b) the total number of shares properly tendered and not properly withdrawn by all stockholders.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on FMG’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

FMG and United executed a merger agreement on April 2, 2008 that provided for the acquisition of United by FMG for consideration consisting of cash and shares of our common stock. To effectuate the Merger, FMG required approval of its stockholders and also required that the holders of less than 30% of the shares of common stock issued in its initial public offering (the “IPO”) vote against the Merger and exercise their right to convert such shares into a pro rata portion of the funds held in a trust account into which a substantial portion of the net proceeds of the IPO was deposited (the “Conversion Right”). On August 15, 2008, FMG and United executed an amended and restated Merger Agreement that increased the price paid by FMG for United, including (i) an increase in the number of shares to be paid to United and (ii) the issuance of warrants to United.

Simultaneously, FMG and various sophisticated investors entered into an agreement for the sale of promissory notes (the “Private Placement”) having a face value of $18,279,570 (the “Notes”) to those investors for: (1) cash consideration of $10,000,000 for Notes having a face value of $10,752,688 and (2) the exchange of 869,565 shares of its common stock currently held by certain sophisticated investors for Notes having a face value of $7,526,882 (the “Exchange Offer”). On August 18, FMG announced that, concurrent with the Merger and the issuance of the Notes, it would tender for up to 3,320,762 shares of its common stock. The actual number of subject to the Offer will be reduced on a one-for-one basis by the number of shares of common stock as to which Conversion Rights are properly exercised by stockholders while still approving the Merger. Accordingly, the actual number of shares can be determined by subtracting the number of shares of common stock as to which a Conversion Right has been exercised from 3,320,762. Thus, if no Conversion Rights are properly exercised, the Offer will be for up to 3,320,762 shares, and if Conversion Rights are properly exercised for the maximum of 1,419,614 shares (the maximum number of shares which may be converted while still consummating the Merger), the Offer will be for up to 1,901,148 shares.

Each of our sponsor, officers, directors and special advisor has agreed not to tender any of their shares pursuant to the Offer.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your shares pursuant to the Offer. You must make your own decision as to whether to tender your shares pursuant to the Offer and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares with your broker, if any, or other financial advisor.

Potential Benefits of the Offer.  We believe the Offer will provide benefits to FMG and our stockholders, including the following:

•	the Offer provides a liquidity opportunity for at least part of the FMG shares held by those stockholders who desire liquidity for their shares;
•	if we complete the Offer, we will return cash to our stockholders who elect to receive a return of capital;
•	after completion of the Offer, stockholders who do not tender will increase their percentage ownership in FMG.

Potential Risks and Disadvantages of the Offer.  The Offer also presents some potential risks and disadvantages to FMG and our continuing stockholders, including the following:

•	by using a substantial portion of the cash in our trust account, the Offer may reduce our ability to engage in significant cash acquisitions;
•	there can be no assurance that we would be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all;
•	the obligation to make principal and interest payments on the Notes;

•	the Offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. Following consummation of the Merger, we will have outstanding approximately 13,797,466 shares, excluding shares issuable upon exercise of outstanding warrants and all shares as to which Conversion Rights were elected or which were subject to the Exchange Offer. Stockholders may be able to sell non-tendered shares in the future on the OTC Bulletin Board or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future; and
•	each of our sponsor, officers, directors and special advisor has agreed not to tender any of their shares pursuant to the Offer. Accordingly, the Offer will increase their proportional holdings in FMG to the extent shares are tendered and purchased pursuant to the Offer. See Section 11.

Certain Effects of the Offer.  Approximately $26,732,134 will be required to purchase shares in the Offer if it is fully subscribed and up to $100,000 will be required to pay related fees and expenses. The Offer will be funded from the proceeds we expect to receive from the sale of the Notes, funds from our trust account remaining after paying stockholders who exercised their Conversion Rights, and if necessary, up to $5,500,000 of cash on hand from United following the consummation of the Merger.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities as allowed by the purchase agreement for the Notes.

Following the Offer, our shares of common stock will continue to be quoted on the OTC Bulletin Board. The shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer.

Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by the Company unless otherwise retired.

Except as disclosed in this Offer to Purchase, including without limitation in “Certain Information Concerning FMG, United and the Merger” in Section 10 of this Offer to Purchase, FMG and United currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving FMG, United or any of their subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of FMG, United or any of their subsidiaries;
•	any material change in FMG’s or United’s present dividend rate or policy, indebtedness or capitalization;
•	any change in the present management of FMG or United, or change to any material term of the employment contract of any of our executive officers;
•	any other material change in FMG’s or United’s corporate structure or business;
•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of any obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of FMG or United, or the disposition of any material amount of securities of FMG or United; or
•	any changes in their certificates of incorporation, or by-laws, each as amended to date.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares.  For a stockholder to make a valid tender of shares under the Offer, the Depository must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the shares you wish to tender, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold shares through nominee stockholders to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that a specified minimum number of shares tendered be purchased if any shares tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Units.  The Offer is only for shares. We have outstanding warrants to acquire shares and units comprised of a share and a warrant to acquire a share. You may tender shares that are included in units, but to do so you must separate such shares from the units prior to tendering such shares.

To separate your shares from the units, you must instruct your broker to do so for units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of units to be split and the nominee holding such units. Your broker must also initiate electronically, using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant units and a deposit of an equal number of shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your broker to tender into the Offer the shares received upon the split up of the units.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such units into shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the certificates for shares back to you so that you may then tender into the Offer the certificates received upon the split up of the units.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal if:

(i)	the registered holder of the shares (including, for purposes of this Section 3, any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or
(ii)	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery.   The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  For purposes of the Offer, the Depositary will establish an account with respect to the shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that FMG may enforce such agreement against the DTC participant.

Return of Unpurchased Shares.  If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (i) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such

Equivalent Securities to the extent required by the terms of the Offer and provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 (after deducting as a “short position” any shares as to which Conversion Rights have been exercised) and (ii) such tender of shares complies with Rule 14e-4.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of our common stock is unknown and cannot be predicted with certainty; (iv) such stockholder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (v) any foreign exchange obligations triggered by such stockholder’s tender of shares or receipt of proceeds are solely his, her or its responsibility; and (vi) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering stockholder. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered shares or waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of FMG, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. By tendering shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the stockholder is exempt from backup withholding. Therefore, each tendering stockholder that is a U.S. holder (as defined in Section 13) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders (as defined in Section 13)) are not subject to backup withholding. In order for a non-U.S. holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for shares purchased pursuant to the Offer, each stockholder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

U.S. Federal Income Tax Withholding from Non-U.S. Holders.  Even if a non-U.S. holder has provided the required certification to avoid backup withholding, the Depositary will withhold and remit to the IRS U.S. federal income taxes equal to 30% of the gross payments payable to a non-U.S. holder or his agent, unless the non-U.S. holder establishes that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if a treaty applies, the gross proceeds are generally attributable to the U.S. permanent establishment or fixed base maintained by such non-U.S. holder). To obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S. (or, if a treaty applies, the gross proceeds are generally attributable to the U.S. permanent establishment or fixed base maintained by such non-U.S. holder), then a non-U.S. holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A non-U.S. holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. holder, and in the case of a foreign corporation, such income may be subject to the additional branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a non-U.S. holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder (i) meets any of the “substantially disproportionate,” “complete termination,” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to the non-U.S. holder; or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost or Destroyed Certificates.  If any certificate representing shares has been lost, destroyed or stolen, the stockholder should complete this Letter of Transmittal, indicate the certificate(s) representing shares is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4. Withdrawal Rights.

You may withdraw shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. You may also withdraw your previously tendered shares at any time after 12:01 a.m., New York City time, on Tuesday, October 28, 2008 if not accepted prior to such time. Except as this Section 4 otherwise provides, tenders of shares are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf. Such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date (but in no event prior to the consummation of the Merger), we (i) will determine which stockholders properly tendered shares and (ii) will accept for payment and pay for (and thereby purchase) up to 3,320,762 shares (or such greater number of shares as we may elect to purchase pursuant to the Offer) properly tendered and not properly withdrawn on or before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and conditional tender provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for shares tendered be made prior to the consummation of the Merger.

FMG will pay for shares purchased in the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately three business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us, of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

We urge stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through their nominee and not directly to the Depositary.

6. Conditional Tender of Shares.

In the event of an over-subscription of the Offer, shares tendered pursuant to the Offer prior to the Expiration Date will be subject to proration. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specific minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are advised to consult their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares. The Depository may withhold 30% of the gross payments payable to non-U.S. holders unless certain conditions are satisfied. See “Procedures for Tendering Shares — U.S. Federal Income Tax Withholding from Non-U.S. Holders” in Section 3.

After the Expiration Date, if more than the maximum number of shares are properly tendered and not properly withdrawn so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below the maximum number of shares, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if on or prior to the Expiration Date, stockholders do not approve the Merger and any related proposals at the Special Meeting, the Merger does not close or if the Private Placement, including the Exchange Offer, is not consummated.

In addition, we will not accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the shares pursuant to the Offer that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date.

8. Price Range of Shares; Dividends.

FMG common stock is traded on the OTC Bulletin Board under the symbol “FMGQ.” The following table sets forth, for the quarterly periods indicated, the high and low sales price per share of our common stock, warrants and units as reported by the OTC Bulletin Board. Prior to October 4, 2007, there was no established trading market for the securities.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
September 30, 2008 (through August 27, 2008)	$7.70	$7.28	$0.59	$0.23	$8.25	$7.61
June 30, 2008	$7.40	$7.23	$0.50	$0.27	$7.65	$7.52
March 31, 2008	$7.25	$7.12	$0.70	$0.35	$7.93	$7.62
December 31, 2007 (from October 4, 2007)	$7.30	$7.15	$0.70	$0.70	$8.00	$7.90

On August 27, 2008, the closing sale price of our common stock, as reported by the OTC Bulletin Board was $7.60 per share.

Our warrants and units comprised of one share and one warrant are also quoted and traded on the OTC Bulletin Board under the symbols “FMGQW” and “FMGQU,” respectively. On August 27, 2008, the last reported sale price per warrant and per unit, as reported by the OTC Bulletin Board, was $0.59 and $8.20, respectively.

Dividends.  We do not currently pay dividends on our common stock and we are restricted by the terms of the purchase agreement for the Notes from paying any dividends, if after giving effect to such payment, the consolidated net worth of FMG and its subsidiaries would be less than $45,000,000.

You should evaluate current market quotes and trading volume for our common stock, among other factors, before deciding whether or not to accept the Offer.

9. Source and Amount of Funds.

We expect that $26,732,134 will be required to purchase shares tendered in the Offer, if the Offer is fully subscribed, and up to an additional $100,000 will be required to pay related fees and expenses. The purchase of shares tendered in the Offer will be funded as follows:

•	the first $10,000,000 of the aggregate consideration will be funded by FMG with the net cash proceeds from the issuance of the Notes in the Private Placement;
•	next, from available cash on hand following the release of the funds in the trust account following consummation of the Merger and amounts paid to stockholders who exercise their Conversion Rights; and
•	if necessary, up to $5,500,000 of cash on hand from United following the consummation of the Merger.

The receipt of funds necessary to purchase shares tendered in the Offer is dependent on the consummation of the Merger and the Private Placement. Accordingly, if either the Merger or the Private Placement does not close, FMG will not consummate the Offer.

We will utilize a significant portion of our cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities as allowed by the purchase agreement for the Notes.

10. Certain Information Concerning FMG, United and the Merger.

FMG

We were incorporated in Delaware on May 22, 2007 as a blank check company formed specifically as a vehicle to effect a merger, acquisition or similar business combination with one or more businesses in the insurance industry whose fair market value is at least equal to 80% of our net assets at the time of such business combination.

A registration statement for our IPO was declared effective on October 4, 2007. On October 11, 2007, we consummated our IPO of 4,733,625 units. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00 per share. Our common stock and warrants started trading separately as of November 7, 2007.

Gross proceeds from the sale of units in our IPO and the concurrent private placement to our founders were approximately $39,119,000. Of this amount, $37,452,930 was deposited in trust and $143,207 was held outside of the trust. The proceeds held outside the trust are available to be used by us, and are being used by us, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. We evaluated a number of candidates before entering the Merger Agreement with United. If the Merger is not consummated, it is possible, though unlikely, we will lack sufficient time or resources to continue searching for an alternative merger partner.

We maintain our principal executive offices at Four Forest Park, Second Floor, Farmington, Connecticut 06032. We currently pay Fund Management Group LLC, an affiliate of our sponsor, an aggregate fee of $7,500 per month under a lease with a 24 month term which commenced October 4, 2007, which includes the cost of the office space and the cost of other general and administrative services provided to us by Fund Management Group LLC.

Fund Management Group LLC is an entity of which Gordon G. Pratt, our President, Chief Executive Officer and Chairman and Larry G. Swets, Jr., our Chief Financial Officer, Secretary, Treasurer and director, are managing members. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

United

United is a Florida limited liability company and is the parent company of United Property & Casualty Insurance Company (“United Insurance”), a licensed insurer which provides homeowners insurance and selected small business insurance in the State of Florida. Since 2000, United Insurance has received a Financial Stability Rating of “A” for Exceptional Financial Stability by Demotech, Inc. This is the third highest Financial Stability Rating of the six Financial Stability Ratings (A” — Unsurpassed; A’ — Unsurpassed; A — Exceptional; S — Substantial; M — Moderate; L — Licensed) utilized by Demotech, Inc. These Financial Stability Ratings provide an objective baseline for assessing solvency and should not be interpreted as (and are not intended to serve as) an assessment of an insurance company’s securities or a recommendation to buy, sell, or hold an insurance company’s securities. Our Demotech Financial Stability Rating is recognized by federal mortgage backed loan programs such as HUD, Fannie Mae and FHA.

United’s principal executive offices are located at 360 Central Avenue, Suite 900, Saint Petersburg, Florida 33701, and its phone number is (727) 895-7737.

The Merger

On April 2, 2008, we entered into the Merger Agreement with United pursuant to which a subsidiary of FMG would merge with and into United, and the surviving entity would become a wholly-owned subsidiary of FMG. The Merger Agreement was amended and restated on August 15, 2008. If the stockholders of the

Company and the members of United approve the transactions contemplated by the Merger Agreement, United’s members will receive consideration from FMG for their membership units of up to $104,316,270 consisting of:

•	$25,000,000 in cash;
•	8,750,000 shares of FMG common stock, par value $.0001 per share (assuming an $8.00 per share value);
•	up to $5,000,000 of additional cash consideration which will be paid to the members of United in the event certain net income targets are met by United, as set forth more particularly herein;
•	1,093,750 newly issued common stock purchase warrants identical in all respects to the warrants issued in the Company’s IPO;
•	up to an additional 212,877 newly issued common stock purchase warrants identical in all respects to the warrants issued in the Company’s IPO; and
•	up to an additional 212,877 shares of FMG common stock.

In connection with the Merger, (1) FMG Investors LLC, the Company’s sponsor, agreed to surrender for cancellation to the Company up to 213,000 shares of common stock which it owns as well as an equivalent number of warrants which it owns and (2) Pali Capital Inc. (“Pali”), the underwriter of the IPO, as well as certain Pali employees and another underwriter in the IPO, agreed to surrender for cancellation options to purchase 100,000 units identical to the units sold in the IPO, which such unit purchase option was granted to Pali in connection with its acting as underwriter of the IPO.

FMG will pay the additional cash consideration described above to members of United in the event net income of United exceeds $25,000,000 for either of the period of: (i) July 1, 2008 through June 30, 2009 or (ii) January 1, 2009 through December 31, 2009. The additional number of shares of common stock which United’s members may receive will be based on a number of factors, including the percentage of common stock owned by United’s members in the aggregate immediately following the consummation of the Merger, cash required for the Offer, proceeds received by FMG from the Private Placement and the number of shares of common stock purchased pursuant to the Offer. The number of additional warrants United’s members will receive will be equal to the number of shares of common stock received as additional consideration.

The aggregate consideration will be paid pursuant to the Merger Agreement for the purchase of the membership units of United. The aggregate market value of the consideration to be paid pursuant to the Merger Agreement on the last trading day prior to the public announcement of the amended and restated Merger Agreement was $96,756,477 (based on a share price of $7.40 and warrant price of $0.33 as of such date) and includes $5,000,000 in contingent consideration. The amount of consideration will fluctuate based on the then-current trading price of our common stock. Our board of directors has determined United has a fair market value that is equal to at least 80% of the Company’s net assets held in trust.

FMG and United plan to consummate the Merger as promptly as practicable after the Special Meeting, provided that:

•	FMG’s stockholders have approved the Merger Agreement and the related proposals as well as the transactions contemplated thereby;
•	not less than 66% of all membership units of United approve the Merger Agreement and the transactions contemplated thereby;
•	holders of less than 30% of the shares of common stock issued in the Company’s IPO vote against the Merger and demand their Conversion Rights;
•	the Private Placement, including the Exchange Offer, and the Offer shall have taken place; and
•	the other conditions specified in the Merger Agreement have been satisfied or waived.

Under the terms of the Company’s amended and restated certificate of incorporation, the Company may proceed with the Merger provided that less than 30% of the IPO shares vote against the Merger and exercise the Conversion Rights. The shares converted, if any, will reduce the shares of our common stock outstanding after the Merger and will reduce the amount available to us from the trust account upon consummation of the Merger.

Following the Merger, Gregory C. Branch, Alec C. Poitevint, and Kent G. Whittemore, all of whom are currently directors of United, will become directors of the combined company. It is currently anticipated that Gordon G. Pratt, Larry G. Swets, Jr. and James R. Zuhlke, all of whom are current directors of FMG, will continue as directors of FMG following the Merger.

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference, along with any documents that are filed by us with the SEC after August 29, 2008 by filing an amendment to the Schedule TO for such purpose:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 31, 2008;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed on May 14, 2008;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed on August 14, 2008;
•	Current Reports on Form 8-K, as filed on April 3 and August 20, 2008; and
•	Registration Statement on Form S-4 (No. 333-150327) and any amendments thereto. This Registration Statement is subject to review by the SEC and has not been declared effective.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

A list of our directors and officers is attached to this Offer to Purchase as Appendix A.

Beneficial Ownership prior to the Merger and the Offer

The following table sets forth, as of August 27, 2008, the beneficial ownership of shares of common stock by: (i) each person known by us to be the owner of more than 5% of our outstanding shares of the common stock, (ii) each officer and director, and (iii) all officers and directors as a group. The table does not reflect the additional shares of common stock and warrants which will be issued or forfeited pursuant to the Merger Agreement.

Name and Address of Beneficial Owners(1)	Number of Shares(2)		Percentage of Common Stock
FMG Investors LLC(3)	1,099,266		18.57%
Gordon G. Pratt, Chairman, Chief Executive Officer and President	1,099,266	(3)	18.57%
Larry G. Swets, Jr., Chief Financial Officer, Secretary, Treasurer, Executive Vice President	1,099,266	(3)	18.57%
Thomas D. Sargent, Director	21,035		0.36%
David E. Sturgess, Director(4)	21,035		0.36%
James R. Zuhlke, Director	21,035		0.36%
HBK Investments L.P.(5)	547,250		9.2%
Brian Taylor(6)	437,500		7.4%
Bulldog Investors(7)	1,282,167		21.67%
Millenco LLC(8)	189,375		3.2%
D.B. Zwirn Special Opportunities Fund, L.P.(9)	178,500		3.02%
D.B. Zwirn Special Opportunities Fund, Ltd.(9)	246,500		4.17%
D.B. Zwirn & Co., L.P.(9)	425,000		7.18%
DBZ GP, LLC(9)	425,000		7.18%
Zwirn Holdings, LLC(9)	350,000		5.92%
Daniel B. Zwirn(9)	350,000		5.92%
Weiss Asset Management, LLC(10)	180,642		3.1%
Weiss Capital, LLC(10)	90,395		1.5%
Andrew M. Weiss, Ph.D.(10)	271,037		4.6%
All Directors and Officers as a Group (5 persons)	1,162,371		19.64%

(1)	Unless otherwise indicated, the business address of each of the stockholders is Four Forest Park, Second Floor, Farmington, Connecticut 06032.
(2)	Unless otherwise indicated, all ownership is direct beneficial ownership.
(3)	Each of Messrs. Pratt and Swets are the managing members of our sponsor, FMG Investors LLC, and may be deemed to each beneficially own the 1,099,266 shares owned by FMG Investors LLC. The table does not reflect the additional shares of FMG common stock and warrants FMG Investors LLC will forfeit and which will be re-issued to United’s members as additional consideration for the Merger.
(4)	The business address of David E. Sturgess is c/o Updike, Kelly & Spellacy, P.C., One State Street, Hartford, Connecticut 06103.
(5)	Based on information contained in a Statement on Schedule 13G filed by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. on February 12, 2008. The address of all such reporting parties is 300 Crescent Court, Suite 700, Dallas, Texas 75201. HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is

under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g), beneficial owners of the Securities. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g), beneficial owners of the Securities.
(6)	Based on information contained in a Statement on Schedule 13D filed by Brian Taylor, Pine River Capital Management L.P. and Nisswa Master Fund Ltd. on October 12, 2007. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is 800 Nicollet Mall, Suite 2850, Minneapolis, MN 55402.
(7)	Based on information contained in a Statement on Schedule 13D filed by Bulldog Investors, Phillip Goldstein and Andrew Dakos on February 13, 2008. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.
(8)	Based on information contained in a Statement on Schedule 13G filed by Millenco LLC, Millenium Management LLC and Israel A. Englander on December 11, 2007. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is 666 Fifth Avenue, New York, NY 10103.
(9)	Based on information contained in a Statement on Schedule 13G/A filed by D.B. Zwirn & Co., L.P., DBZ GP, LLC, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. on January 25, 2008. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 178,500 shares of common stock owned by D.B. Zwirn Opportunities Fund, L.P. and (ii) 246,500 shares of common stock owned by D.B. Zwirn Special Opportunities Fund, Ltd. (each entity referred to in (i) through (ii) is herein referred to as a “Fund” and, collectively, as the “Funds”). D.B. Zwirn & Co., L.P. is the manager of the Funds, and consequently has voting control and investment discretion over the shares of common stock held by the Fund. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of common stock owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn disclaims beneficial ownership of the shares of common stock held by the Funds.
(10)	Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew M. Weiss, Ph.D. on July 18, 2008. Shares reported for Weiss Asset Management, LLC include shares beneficially owned by a private investment partnership of which Weiss Asset Management, LLC is the sole general partner. Shares reported for Weiss Capital, LLC include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager. Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Dr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. Weiss Asset Management, Weiss Capital, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116.

Beneficial Ownership Following the Merger and the Offer

As of August 27, 2008, we had 5,917,031 outstanding shares of common stock, of which 4,733,625 shares were issued in the IPO. In addition, we had outstanding warrants to acquire 5,983,625 shares of our common stock at an exercise price of $6.00 per share that will become exercisable on the later of the consummation of the Merger or October 4, 2008. Accordingly, the up to 3,320,762 shares that we are offering to purchase pursuant to the Offer will represent approximately 70.2% of the shares issued in the IPO. If the Merger is approved, we will issue additional shares of common stock and warrants to United and will have a total of 13,797,466 outstanding shares of common stock (excluding shares issuable upon exercise of outstanding warrants and all shares as to which Conversion Rights were elected or which were subject to the Exchange Offer) and outstanding warrants to acquire 7,077,375 shares of our common stock as of the consummation of the Merger. If the Offer is fully subscribed, we will have approximately 10,476,704 shares of common stock outstanding following the purchase of shares tendered pursuant to the Offer (excluding shares issuable upon exercise of outstanding warrants). See Section 2.

The following table sets forth the aggregate number and percentage of shares that will be beneficially owned by our sponsor, directors and officers after consummation of the Merger and the Offer, assuming we purchase the maximum number of shares in the Offer. For purposes of this table, and in accordance with SEC rules, shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to dispose of or direct the disposition of the securities.

The table is based on the following assumptions:

•	the current ownership of the entities and individuals identified above remains unchanged;
•	consummation of the Merger and the Private Placement, including the Exchange Offer;
•	issuance to United of 8,750,000 shares and 1,093,750 warrants as consideration for the Merger;
•	maximum exercise of Conversion Rights by stockholders;
•	the forfeiture of shares and warrants from FMG Investors LLC and the subsequent re-issue; and
•	no exercise of warrants.

Name and Address of Beneficial Owners(1)	Number of Shares(2)	Percentage of Common Stock
Gregory C. Branch, Chairman of the Board(3)	1,528,550	16.88%
FMG Investors LLC(4)	901,410	9.95%
Gordon G. Pratt, Chairman, Chief Executive Officer and President(4)	901,410	9.95%
Larry G. Swets, Jr., Chief Financial Officer, Secretary, Treasurer, Executive Vice President(4)	901,410	9.95%
Donald J. Cronin, President and Chief Executive Officer	79,144	0.87%
Nicholas W. Griffin, Chief Financial Officer	45,981	0.51%
Melvin A. Russell, Jr., Chief Underwriting Officer	47,594	0.53%
Alec L. Poitevint, II, Director(5)	352,604	3.89%
Kent G. Whittemore, Director(6)	217,174	2.40%
James R. Zuhlke, Director	17,249	0.19%
HBK Investments L.P.(7)	28,595	0.32%
Brian Taylor(8)	65,029	0.72%
Bulldog Investors(9)	58,709	0.65%
Millenco LLC(10)	28,148	0.31%
D.B. Zwirn Special Opportunities Fund, L.P.(11)	26,532	0.29%
D.B. Zwirn Special Opportunities Fund, Ltd.(11)	36,639	0.40%
D.B. Zwirn & Co., L.P.(11)	63,171	0.70%
DBZ GP, LLC(11)	63,171	0.70%
Zwirn Holdings, LLC(11)	52,023	0.57%
Daniel B. Zwirn(11)	52,023	0.57%
Weiss Asset Management, LLC(12)	26,850	0.30%
Weiss Capital, LLC(12)	13,436	0.15%
Andrew M. Weiss, Ph.D.(12)	40,286	0.44%
All Directors and Officers as a Group (9 persons)	3,189,706	35.22%

(1)	Unless otherwise indicated, the business address of each of the stockholders is Four Forest Park, Second Floor, Farmington, Connecticut 06032.
(2)	Unless otherwise indicated, all ownership is direct beneficial ownership.
(3)	Includes 116,200 shares to be held by Greg Branch Family LP, voting and investment power over which will be held by Mr. Branch, and 245,875 shares held by O.C. Branch Trust, voting power over which will be held by Mr. Branch.
(4)	Each of Messrs. Pratt and Swets are the managing members of our sponsor, FMG Investors LLC, and may be deemed to each beneficially own the 1,099,266 shares owned by FMG Investors LLC.
(5)	Includes 344,225 shares held by Mineral Associates, Inc., voting and investment power over which is held by Mr. Poitevint.
(6)	Shares to be held jointly by Kent G. and Kathy Whittemore.
(7)	Based on information contained in a Statement on Schedule 13G filed by HBK Investments L.P., HBK

Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. on February 12, 2008. The address of all such reporting parties is 300 Crescent Court, Suite 700, Dallas, Texas 75201. HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. The Subadvisors expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g), beneficial owners of the Securities. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g), beneficial owners of the Securities.
(8)	Based on information contained in a Statement on Schedule 13D filed by Brian Taylor, Pine River Capital Management L.P. and Nisswa Master Fund Ltd. on October 12, 2007. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is 800 Nicollet Mall, Suite 2850, Minneapolis, MN 55402.
(9)	Based on information contained in a Statement on Schedule 13D filed by Bulldog Investors, Phillip Goldstein and Andrew Dakos on February 13, 2008. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.
(10)	Based on information contained in a Statement on Schedule 13G filed by Millenco LLC, Millenium Management LLC and Israel A. Englander on December 11, 2007. All reporting parties have shared voting and dispositive power over such securities. The address of all such reporting parties is 666 Fifth Avenue, New York, NY 10103.
(11)	Based on information contained in a Statement on Schedule 13G/A filed by D.B. Zwirn & Co., L.P., DBZ GP, LLC, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. on January 25, 2008. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 178,500 shares of common stock owned by D.B. Zwirn Opportunities Fund, L.P. and (ii) 246,500 shares of common stock owned by D.B. Zwirn Special Opportunities Fund, Ltd. (each entity referred to in (i) through (ii) is herein referred to as a “Fund” and, collectively, as the “Funds”). D.B. Zwirn & Co., L.P. is the manager of the Funds, and consequently has voting control and investment discretion over the shares of common stock held by the Fund. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of common stock owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn disclaims beneficial ownership of the shares of common stock held by the Funds.
(12)	Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew M. Weiss, Ph.D. on July 18, 2008. Shares reported for Weiss Asset Management, LLC include shares beneficially owned by a private investment partnership of which Weiss Asset Management, LLC is the sole general partner. Shares reported for Weiss Capital, LLC include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager. Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Dr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. Weiss Asset Management, Weiss Capital, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, Massachusetts 02116.

Securities Transactions

Prior to our IPO, we issued 1,183,406 shares of our common stock to our officers, directors and special advisor at a purchase price of approximately $0.021 per share. Such shares may not be sold or transferred until one year after the consummation of the Merger.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our securities during the 60 days prior to August 29, 2008, except as follows:

On July 18, 2008, Gordon G. Pratt, our Chairman, President and Chief Executive Officer, purchased 50,000 of our warrants at $0.379 each. The exercise price of the warrants is $6.00 and the warrants will become exercisable on the later of the consummation of the Merger or October 4, 2008.

If the Merger Agreement is approved, United will receive aggregate consideration from FMG for their membership units of up to $104,316,270 comprised of the following: (i) 25,000,000 in cash, (ii) 8,750,000 shares of Common Stock (assuming an $8.00 per share value), (iii) up to $5,000,000 of additional consideration, (iv) 1,093,750 newly issued common stock purchase warrants identical in all respects to the warrants issued in the IPO, (v) up to an additional 212,877 newly issued common stock purchase warrants identical in all respects to the warrants issued in the Company’s IPO; and (vi) up to an additional 212,877 shares of Common Stock. In connection with the Merger, (1) the Company’s sponsor, FMG Investors LLC, an entity owned by each of Gordon G. Pratt, our President, Chairman and Chief Executive Officer, and Larry Swets, Jr., our Chief Financial Officer and Secretary, agreed to surrender for cancellation to the Company up to 213,000 shares of common stock which it owns as well as an equivalent number of warrants which it owns and (2) Pali, the underwriters of the IPO, as well as certain Pali employees and another underwriter in the IPO, agreed to surrender for cancellation options to purchase 100,000 units identical to the units sold in the IPO, which such unit purchase option was granted to Pali in connection with its acting as underwriter of the IPO.

On August 15, 2008, FMG entered into a purchase agreement in connection with the Private Placement, including the Exchange Offer. Pursuant to the Private Placement, FMG will privately issue Notes having a face value of $18,279,570 to various sophisticated investors for: (1) cash consideration of $10,000,000 for Notes having a face value of $10,752,688 and (2) the exchange of 869,565 shares of common stock currently held by certain sophisticated investors for Notes having a face value of $7,526,882. The Company will pay interest on the Notes at 11% per annum and the maturity date of the Notes will be three years from the date of issuance, which is expected to be as soon as reasonably practicable following the approval of the Merger and related proposals at the Special Meeting. FMG has the right, at its option, to prepay all of the Notes then outstanding in full within 30 days after the occurrence of each of the first and second anniversary of the closing of the purchase and sale of the Notes. The purchase price for such prepayment will be 105% of the aggregate principal amount of the Notes being prepaid. In connection with the Private Placement, United Noteholders LLC will purchase Notes with a face value of $537,634 for a purchase price of $500,000. United Noteholders LLC was formed for the sole purpose of purchasing these Notes and its members include certain officers and directors of FMG.

Participation in the Offer

Each of our sponsor, officers, directors and special advisor has agreed not to tender any of their shares pursuant to the Offer.

12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13. U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose shares are tendered and accepted for payment. This discussion assumes that stockholders hold shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of the stockholder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, (ii) the special tax rules that may apply to certain stockholders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the U.S., or (iii) the special tax rules that may apply to a stockholder that acquires, holds, or disposes of shares as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of shares that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Stockholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Offer.  Holders of shares who do not tender any of their shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer.  The exchange of shares for cash pursuant to the Offer will be a taxable redemption of the shares for U.S. federal income tax purposes. The redemption will be treated either as a sale of shares or as a distribution with respect to shares, as more fully described below under “Criteria for Determining Sale or Distribution Treatment.”

Sale.  If the redemption qualifies as a sale of shares by a holder under Section 302 of the Code, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares. A holder’s adjusted tax basis in the shares generally will equal the holder’s acquisition cost, and if the holder purchased FMG’s units, the cost of such units would be allocated between the common stock and the warrants that comprised such units based on their relative fair market values at the time of purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares exceeds one year. There is substantial uncertainty, however, whether the Conversion Rights with respect to the shares may suspend the running of the applicable holding period for this purpose. A holder must calculate gain or loss separately for each block of shares exchanged pursuant to the Offer (generally, shares acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of shares if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon a sale of shares generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder described in clause (i) of the preceding sentence that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S. We currently are not and never have been a “United States real property holding corporation.”

Distribution.  If the redemption does not qualify as a sale of shares under Section 302, a holder will be treated as receiving a corporate distribution. A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in the shares. Any remaining excess will be treated as gain realized on the sale of the shares and will be treated as described above under “Sale.” The IRS recently announced that it is studying whether the basis reduction in such a case should be limited to the basis of the shares redeemed, or whether the basis of both the retained and redeemed shares should be reduced to zero before gain is recognized.

A dividend to a U.S. holder that is a taxable corporation generally (i) will qualify for the dividends-received deduction if the requisite holding period is satisfied, subject to applicable limitations and exceptions, and (ii) may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to capital gains. There is substantial uncertainty, however, whether the Conversion Rights with respect to the shares may suspend the running of the applicable holding period for this purpose.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty withholding rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for the benefits of the applicable income tax treaty or (ii) if the shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury Regulations. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if provided in an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., are subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates and are not subject to the U.S. withholding tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Criteria for Determining Sale or Distribution Treatment.  Whether an exchange of shares for cash pursuant to the Offer qualifies for sale or distribution treatment will depend largely on the total number of shares treated as held by the holder before and after the exchange (including any common stock constructively owned by the holder as a result of, among other things, owning warrants). The exchange of shares for cash pursuant to the Offer generally will be treated as a sale of the shares (rather than as a corporate distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s stock interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only shares actually owned by the holder, but also shares of our common stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding stock actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of our outstanding stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s stock interest if either (i) all of the shares actually and constructively owned by the holder are redeemed or (ii) all of the shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock in us. The exchange of shares for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if such exchange results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of shares by a holder or related persons may be deemed to be part of a single integrated transaction for purposes of the foregoing tests. Because proration may occur in the Offer, even if all the shares actually and constructively owned by a holder are tendered pursuant to the Offer, fewer than all of the shares may be purchased by us. Accordingly, proration may affect whether the exchange of shares pursuant to the Offer will meet any of the foregoing tests. A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of tendering shares pursuant to the Offer. A U.S. holder owning at least 5% of our outstanding stock who exchanges any shares for cash pursuant to the Offer must comply with the reporting requirement of U.S. Treasury Regulation Section 1.302-2(b)(2).

If none of the foregoing tests is satisfied, then the exchange of shares for cash pursuant to the Offer will be treated as a corporate distribution and the tax effects will be as described above under “Distribution.” After the application of those rules, any remaining tax basis of the holder in the purchased shares will be added to the holder’s adjusted tax basis in his remaining shares, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly to the adjusted basis of stock held by related persons whose stock is constructively owned by the holder.

Information Reporting and Backup Withholding.  Under U.S. Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our common stock and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the U.S. through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Tax Withholding from Non-U.S. Holders.  As indicated in Section 3, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a non-U.S. holder, unless the non-U.S. holder establishes that a reduced rate of, or exemption from, withholding is available. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld under the circumstances described in Section 3.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in Section 7 shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer or to increase the number of shares being sought in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to (a) increase the price to be paid for shares, or (b) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15. Fees and Expenses.

We have retained MacKenzie Partners, Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by FMG for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Section 5.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

August 29, 2008

APPENDIX A

INFORMATION CONCERNING THE OFFICERS
AND DIRECTORS OF FMG ACQUISITION CORP.

The executive officers and directors of FMG Acquisition Corp. are set forth in the following table:

Name	Position(s)
Gordon G. Pratt	Chairman of the Board of Directors, Chief Executive Officer and President
Larry G. Swets, Jr.	Chief Financial Officer, Secretary, Treasurer, Executive Vice President and Director
Thomas D. Sargent	Director
David E. Sturgess	Director
James R. Zuhlke	Director

The address and telephone number of each executive officer and director is: c/o FMG Acquisition Corp., Four Forest Park, Second Floor, Farmington, Connecticut 06032, telephone (860) 677-2701.

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of FMG who wishes to participate in the Offer or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:
Continental Stock Transfer & Trust Company

By Mail:	By Overnight Delivery:	By Hand:
17 Battery Place – 8th Floor New York, NY 10004 Attention: Reorganization Department	17 Battery Place – 8th Floor New York, NY 10004 Attention: Reorganization Department	17 Battery Place – 8th Floor New York, NY 10004 Attention: Reorganization Department

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and e-mail address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and e-mail address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com